UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 2008

ACTIGA CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52323
(Commission File Number)

39-2059213
(IRS Employer Identification No.)

871 Marlborough Avenue, Suite 100, Riverside CA 92507
(Address of principal executive offices and Zip Code)

951-786-9474
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As a result of the financing conditions reported under Item 8.01, paragraph (b) below, Actiga Corporation (the “Company”) is in default on a 12% Note with an Option to convert due on May 15, 2009 (the “Note”) between the Company and a lender in the amount of $50,000 that was subscribed for as part of our bridge offering reported in our Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 18, 2008. Upon an event of default, the lender at its election may call for the repayment in cash of the full principal amount of the Note together with interest and other amounts owing under the Note. As of the date of filing of this Current Report, the Company has not received a notice from the lender of his intent to call the Note.

Item 8.01. Other Events.

The Company is utilizing this Current Report on Form 8-K to make the following announcements:

(a) Due to a delay in obtaining a necessary components for one of its game controller products and a deficiency in the Company’s working capital, the Company has received notice that some purchase orders previously received by the Company’s wholly-owned subsidiary QMotions, Inc. (“QMotions”) have been cancelled. There are currently $270,000 purchase orders for the QMotions product still pending. A total of $675,000 in purchase orders were announced in September 2008.

(b) As a result of turmoil in the financial markets and tightening of credit throughout the United Stated and the global capital markets, the Company has been unable to raise additional capital and currently cannot pay its debts. Additionally, the Company has not met its payroll obligations to its employees since October 17, 2008. The Company is currently seeking and reviewing financing and other strategic options to correct this situation.

Item 9.01.   FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

10.1.	12% Note with an Option to convert due on May 15, 2009 (Incorporated by reference to our Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 18, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 3, 2008

ACTIGA CORPORATION

By:	/s/ Amro Albanna
Name: Amro Albanna
Title: Chief Executive Officer